FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
   Blackman          Daniel                   quiring Statement
   _____________________________________      (Month/Day/Year)         barnesandnoble.com inc.                Symbol = bnbn
   (Last)           (First)     (Middle)
   c/o Barnes & Noble.com                      5/13/02              5. Relationship of Reporting Persons    6. If Amendment,
       76 Ninth Avenue                                                 to Issuer (Check all applicable)        Date of Original
   _____________________________________  3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing       __ Director       __ 10% Owner
                                              Person, if an Entity
   New York,           NY         1011         (voluntary)             _X_ Officer (give __ Other (specify  7. Individual or Joint/
   _____________________________________                                    title below)           below)      Group Filing (Check
   (City)            (State)     (Zip)                                    Vice President,                      Applicable Line)
                                                                          Books, Music & Video                _X_ Form filed by One
                                                                          __________________________           Reporting Person
                                                                                                            __ Form filed by more
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)
---------------------                    --------------------        ----------------------     -----------------------------

None

If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                 (Print or Type Responses)

                          Table II - Derivative Securities Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option
 (Right to Buy)(1)           (2)       09/01/2008    Class A        29,500       $4.3500                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (3)       05/24/2009    Class A        17,250       $8.0000                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (4)       08/04/2009    Class A        28,500       $8.0000                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (5)       02/28/2010    Class A        11,500       $8.0000                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (6)       04/01/2011    Class A        50,000       $1.2188                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (7)       10/01/2011    Class A        25,000       $0.8000                 D
                                                     Common Stock

Stock Option
 (Right to Buy)(1)           (8)       10/01/2011    Class A        25,000       $0.8000                 D
                                                     Common Stock

Explanation of Responses:

(1)  Granted under barnesandnoble.com inc. 1999 Incentive Plan in transaction exempt under Rule 16b-3.
(2)  One-fourth of these options became exercisable on June 1st of each of the years 1999 through 2001 and one-fourth of these options become exercisable on June 1, 2002.
(3)  One-fourth of these options became exercisable on April 1st of each of the years 2000 through 2002 and one-fourth of these options become exercisable on April 1, 2003.
(4)  One-fourth of these options became exercisable on August 5th of each of the years 2000 and 2001 and one-fourth of these options become exercisable on August 5th of each of the years 2002 and 2003.
(5)  One fourth of these options became exercisable on March 1st of each of the years 2001 and 2002 and one fourth of these options become exercisable on March 1st of each of the years 2003 and 2004.
(6)  One-half of these options became exercisable on April 2, 2002 and one-half of these options become exercisable on April 2, 2003.
(7)  One-fourth of these options become exercisable on October 2nd of each of the years 2002 through 2005.
(8)  One-half of these options become exercisable on October 2nd of each of the years 2002 and 2003.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                  /s/Daniel Blackman                   May 23, 2002
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------      -----------------
                                                                             **Signature of Reporting Person             Date
                                                                                     Daniel Blackman

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                                     Page 2

                                                 (Print or Type Responses)